Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.2 to the Registration Statement on Form F-3 (File No: 333-258187) of our report dated February 18, 2020, relating to the consolidated statements of comprehensive loss, changes in shareholders’ deficit, and cash flows of FLJ Group Limited (Formerly: Q&K International Group Limited) for the year ended September 30, 2019, appearing in FLJ Group Limited’s Annual Report on Form 20-F for the year ended September 30, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

September 29, 2022